EXHIBIT 99.1

                                  PRESS RELEASE
                                  -------------

         EDUCATIONAL DEVELOPMENT CORPORATION REPORTS SIX MONTHS RESULTS
         --------------------------------------------------------------

TULSA, Okla.--October 12, 2006--Educational Development Corporation (NASDAQ:
EDUC) reported today that net revenues for the six months ended August 31, 2006 were $14,591,347 compared with $15,020,831 for the same six-months a year ago. Net earnings for the six months ended August 31, 2006 were $1,120,637 compared with net earnings of $1,140,047 for the same six-months a year ago. Net revenues for the three months ended August 31, 2006 were $6,484,370 compared with $6,794,152 for the same period last year. Net earnings for the three months ended August 31, 2006 were $423,989 compared with $394,847 for the same period last year.

Net revenues in the Publishing Division declined 7.4% during the 2nd quarter and 5.8% for the first six months of fiscal year 2007. The Company attributes this to the fact that one of its major chain store clients had a major promotion last year in the 2nd quarter but has not had a similar promotion yet this year. Net revenues in the Usborne Books at Home Division declined 3.1% during the 2nd quarter and 1.6% for the first six months of fiscal year 2007. The Company previously announced that in the month of September 2006 over 3,200 new sales consultants joined the Home Business Division. The Company expects the influx of new sales consultants will have an immediate impact as they have generated over $140,000 in sales in the first 10 days of October. While actions have been taken to stimulate growth internally, the Company is also currently exploring possibilities for external growth through acquisitions.

Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 5,100 retail stores and over the Internet. The Company offers over 1,400 different titles for children of all ages.

                                 Three Months Ended August 31     Six Months Ended August 31,
                                 -----------------------------   -----------------------------
                                     2006            2005            2006            2005
                                 -------------   -------------   -------------   -------------
Net Revenues                     $   6,484,370   $   6,794,152   $  14,591,347   $  15,020,831
                                 =============   =============   =============   =============

Earnings Before Income Taxes     $     700,889   $     638,447   $   1,791,437   $   1,840,947

Income Taxes                           276,900         243,600         670,800         700,900
                                 -------------   -------------   -------------   -------------
Net Earnings                     $     423,989   $     394,847   $   1,120,637   $   1,140,047
                                 =============   =============   =============   =============

Earnings Per Share:
    Basic                        $        0.11   $        0.11   $        0.30   $        0.30
                                 =============   =============   =============   =============
    Diluted                      $        0.11   $        0.10   $        0.29   $        0.29
                                 =============   =============   =============   =============

Weighted Average Shares:
    Basic                            3,756,042       3,745,057       3,756,251       3,741,595
                                 =============   =============   =============   =============
    Diluted                          3,869,908       3,905,290       3,878,424       3,903,439
                                 =============   =============   =============   =============

       Contact:
              Educational Development Corporation
              Randall White, (918) 622-4522